                                                                   Exhibit 10.18

================================================================================


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             BAT ACQUISITION CORP.

                                      AND

                               BAT RENTALS, INC.

                                      AND

                                PAUL B. BRONKEN

                           DATED AS OF APRIL 1, 1997


================================================================================

                               TABLE OF CONTENTS

                                                                          Page
ARTICLE 1

DEFINITIONS................................................................  1
1.1         Definitions....................................................  1
1.2         Other Definitional Provisions..................................  5
1.3         Cross Reference of Other Definitions...........................  5

ARTICLE 2

PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING..............  7
2.1         Purchase and Sale of Seller's Assets...........................  7
2.2         Purchase Price Adjustments..................................... 10
2.3         Accounts Receivable Guarantee.................................. 11
2.4         The Closing.................................................... 12
2.5         Distribution of Holdback....................................... 12

ARTICLE 3

TRANSITIONAL ARRANGEMENTS.................................................. 13
3.1         Seller's Name Change........................................... 13

ARTICLE 4

CONFIDENTIALITY............................................................ 13
4.1         Confidentiality Obligations of Seller.......................... 13
4.2         Confidentiality Obligations of the Purchaser................... 14

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NES........................ 14
5.1         Organization of Purchaser...................................... 14
5.2         Authorization; Binding Effect; No Breach....................... 15
5.3         Brokerage...................................................... 15
5.4         Investment in NES.............................................. 15
5.5         Investment in Purchaser........................................ 15
5.6         Disclosure..................................................... 15
5.7         Accuracy on Closing Date....................................... 15

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER................................... 15
6.1         Organization and Corporate Power............................... 15
6.2         Capital Stock and Related Matters.............................. 16
6.3         Authorization; Binding Effect; No Breach....................... 16
6.4         Subsidiaries; Investments...................................... 17
6.5         Financial Statements and Related Matters....................... 17
6.6         Absence of Undisclosed Liabilities............................. 17
6.7         Acquired Assets................................................ 18
6.8         Absence of Certain Developments................................ 18
6.9         Tax Matters.................................................... 19
6.10        Contracts and Commitments...................................... 20
6.11        Certain Litigation............................................. 22
6.12        Brokerage...................................................... 22
6.13        Insurance...................................................... 22
6.14        Employees...................................................... 22
6.15        ERISA.......................................................... 22
6.16        Real Estate.................................................... 23
6.17        Compliance with Laws........................................... 25
6.18        Product Warranty............................................... 26
6.19        Disclosure..................................................... 26
6.20        Accuracy on Closing Date....................................... 26

ARTICLE 7

ACCESS TO RECORDS.......................................................... 27
7.1         Access to Records.............................................. 27

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

ARTICLE 8

SURVIVAL AND INDEMNIFICATION............................................... 27
8.1         Survival of Representations and Warranties..................... 27
8.2         Indemnification Obligations of Seller and Bronken.............. 28
8.3         Indemnification Obligations of Purchaser....................... 29
8.4         Indemnification Procedures..................................... 29
8.5         Treatment of Indemnification Payments.......................... 31
8.6         Payment........................................................ 31

ARTICLE 9

CONDITIONS TO THE CLOSING.................................................. 31
9.1         Conditions of Purchaser's Obligation........................... 31
9.2         Conditions of Seller's Obligation.............................. 34

ARTICLE 10

OTHER COVENANTS............................................................ 35
10.1        Interim Agreements of Seller and Bronken....................... 35
10.2        Exclusivity.................................................... 37
10.3        Notice by Purchaser............................................ 37
10.4        Additional Interim Agreements.................................. 37
10.5        Transaction Expenses........................................... 38
10.6        Special Leasing Arrangement.................................... 38
10.7        Prepayment of Certain Obligations.............................. 38
10.8        Nonsolicitation................................................ 38
10.9        Further Assurances............................................. 39
10.10       Announcements.................................................. 39
10.11       Employees...................................................... 39
10.12       Employee Benefit Plans......................................... 40
10.13       Necessary Third Party Consents................................. 40

ARTICLE 11

OTHER AGREEMENTS........................................................... 40
11.1        Termination.................................................... 40
11.2        Remedies....................................................... 41
11.3        Consent to Amendments.......................................... 41
11.4        Successors and Assigns......................................... 41
11.5        Governing Law.................................................. 42
11.6        Notices........................................................ 42
11.7        Severability of Provisions..................................... 43
11.8        Schedules and Exhibits......................................... 43
11.9        Counterparts................................................... 43
11.10       No Third-Party Beneficiaries................................... 43
11.11       Headings....................................................... 43
11.12       Merger and Integration......................................... 43
11.13       Allocation of Purchase Price................................... 43
11.14       Construction................................................... 44

EXHIBITS

Exhibit A - Bill of Sale, Assignment and Assumption Agreement
Exhibit B - Form of Opinion of Seller's Counsel
Exhibit C - Form of Real Estate Lease

DISCLOSURE SCHEDULES

Schedule 2.2(a)(i) - Accounting Methodology
Schedule 2.3 - Accounts Receivable
Schedule 6.1 - Organization
Schedule 6.2 - Capitalization
Schedule 6.10 - Contracts
Schedule 6.13 - Insurance
Schedule 6.15 - Employee Benefits
Schedule 6.16 - Real Estate
Schedule 6.17(b) - Permits
Schedule 6.17(c) - Environmental Matters

                            ASSET PURCHASE AGREEMENT

  THIS ASSET PURCHASE AGREEMENT is made as of April 1, 1997, by and among BAT ACQUISITION CORP., a Delaware corporation ("Purchaser"), BAT RENTALS, INC., a Nevada corporation ("Seller"), and Paul B. Bronken (Bronken"). Purchaser, Seller and Bronken are collectively referred to herein as the "Parties."

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser, substantially all of Seller's assets (subject to certain of Seller's liabilities as specifically provided herein).

  NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

  "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

  "Books and Records" means all lists, records and other information pertaining to accounts, personnel and referral sources of Seller, all lists and records pertaining to suppliers and customers of Seller, and all other books, ledgers, files and business records of every kind relating or pertaining to the Business whether evidenced in writing, electronically (including by computer) or otherwise.

  "Business" means the business of Seller as now conducted.

  "Cash" means cash, cash equivalents, marketable securities and all partnership interests in Consol-Granada Hills and Consol-Blk.Diamond Bay.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability of Seller or any Environmental Affiliate of Seller arising under any Environmental and Safety Requirement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

  "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

  "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

  "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

  "Knowledge" means, with respect to a Person, (a) the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person) and (b) the knowledge which a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

  "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

  "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

  "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in Section 8.4 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article 8.

  "NES" means National Equipment Services, Inc., a Delaware corporation.

  "Officer's Certificate" of any Person means a certificate signed by such Person's president or chief financial officer (or an individual having comparable responsibilities with respect to such Person) stating that (a) the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate and (b) to the best of such individual's Knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the facts stated therein not misleading.

  "Owned Real Property" means all real property owned by Seller.

  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

  "Proprietary Rights" means all of the following owned by, issued to or licensed to Seller: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, without limitation, all software developed by Seller for use in the Business), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

  1.2 OTHER DEFINITIONAL PROVISIONS.

  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

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

  (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

  (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

  1.3 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

TERM                                                                         Section
----                                                                         -------
Accounts Receivable........................................................  2.3
Acquired Assets............................................................  2.1(a)
Actual Asset Book Value....................................................  2.2(b)
Asset Book Value...........................................................  2.2(a)(i)
Assumed Liabilities........................................................  2.1(c)
Assumption.................................................................  2.4(b)
Bill of Sale...............................................................  2.4(a)
Business...................................................................  2.1(a)(xii)
Cash Purchase Price........................................................  2.1(e)
Closing....................................................................  2.4
Closing Date...............................................................  2.4
Closing Review.............................................................  2.2(b)
Confidential Information...................................................  4.1(a)
Consents...................................................................  9.1(e)
Continuing Employees.......................................................  10.11(b)
Contracts..................................................................  6.10(b)
Controlled Group...........................................................  6.15(h)
Deficit....................................................................  2.2(a)(ii)
Draft Worksheet............................................................  2.2(b)
Employee Pension Plans.....................................................  6.15(b)
Employee Welfare Plans.....................................................  6.15(a)
Estimated Asset Book Value.................................................  2.2(a)(i)
Excluded Assets............................................................  2.1(b)
Excluded Liabilities.......................................................  2.1(d)
Financial Statements.......................................................  6.5(a)
Firm.......................................................................  2.2(b)
Holdback...................................................................  2.1(e)
Indemnification Claim Notice...............................................  8.4(a)
Indemnified Party..........................................................  8.4(a)
Indemnifying Party.........................................................  8.4(a)
Latest Balance Sheet.......................................................  6.5(a)
Leased Real Property.......................................................  6.16(a)
Leases.....................................................................  6.16(a)
Multiemployer Plan.........................................................  6.15(c)
Notice of Arbitration......................................................  8.7(b)
Objection Notice...........................................................  2.2(b)
Other Plans................................................................  6.15(a)
Owned Real Property........................................................  6.17
Parties....................................................................  Preface
PBGC.......................................................................  6.15(h)
Pending Claim..............................................................  2.5
Permitted Lien.............................................................  6.17(a)(i)
Plans......................................................................  6.15(h)
Proceeding.................................................................  8.4(a)
Purchase Price.............................................................  2.1(e)
Purchaser..................................................................  Preface
Purchaser Indemnitees......................................................  8.2(a)
Purchaser's Arbitrator.....................................................  8.7(c)
Real Estate................................................................  2.1(a)(v)
Receivables Determination Date.............................................  2.3
Remaining Holdback.........................................................  2.5
Sale.......................................................................  2.4(a)
Seller.....................................................................  Preface
Seller Employees...........................................................  6.15(a)
Seller Indemnitees.........................................................  8.3(a)
Title Company..............................................................  9.1(i)
Title Policies.............................................................  9.1(i)
Unassignable Contracts.....................................................  10.13
Uncollected Receivables Amount.............................................  2.3

                                   ARTICLE 2

         PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING


  2.1 PURCHASE AND SALE OF SELLER'S ASSETS.

  (a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by Seller as of the Closing Date, except as set forth in Section 2.1(b) below (collectively, the "Acquired Assets"), including, without limitation:

      (i)    all accounts and notes receivables (whether current or noncurrent);

      (ii)   all Investments (other than Investments which constitute Cash);

      (iii) all of Seller's Proprietary Rights, along with all income, royalties, damages and payments due or payable as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

      (iv) all of Seller's rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the Contracts Schedule attached hereto;

      (v) all of Seller's rights with respect to real property leased by Seller, and all plants, buildings and other improvements located on such leased property, and all easements, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "Real Estate");

      (vi) all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture owned by Seller wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Seller or used in connection with the Real Estate;

    (vii) all rental equipment of any kind, wherever located, rented by Seller to any Person;

      (viii) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by Seller wherever located;

      (ix) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse where any of Seller's properties and assets may be situated;

      (x)    all prepayments and prepaid expenses;

      (xi) all of Seller's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

      (xii) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business as now conducted;

    (xiii) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

    (xiv) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all books, ledgers, files and business records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

    (xv) all advertising, marketing and promotional materials and all other printed or written materials;

    (xvi) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

    (xvii)  all goodwill as a going concern and all other intangible properties;

    (xviii) all telephone numbers (e.g. "800" numbers) used by Seller; and

    (xix) except as specified in Section 2.1(b) below, all other assets (excluding Owned Real Property) owned by Seller, or in which it has an interest on the Closing Date, including, without limitation, all fixed assets included on Seller's Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

  (b) Excluded Assets. Notwithstanding Section 2.1(a) above, the following assets are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Acquired Assets (collectively, the "Excluded Assets"):

    (i)    all monies to be received by Seller from Purchaser;

    (ii)   all rights of Seller under this Agreement;

    (iii)  all Cash

    (iv)   all Owned Real Property;

    (v)    all qualifications to do business as a foreign corporation;

    (vi) all arrangements with registered agents relating to foreign qualifications;

    (vii)  all taxpayer and other identification numbers; and

    (viii) all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation.

  (c) Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the Acquired Assets, at the Closing Purchaser will assume all current liabilities and obligations of Seller which arise after March 31, 1997 in the ordinary course of the Business and consistent with Seller's past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

  (d) Excluded Liabilities. Except as set forth in Section 2.1(c) above, Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of Seller's liabilities and obligations not expressly assumed by Purchaser pursuant to Section 2.1(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due, whether or not showing on Seller's balance sheet and whether related to the Acquired Assets or otherwise, and regardless of when asserted (the "Excluded Liabilities"). Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller and the Bronken jointly and severally agree to promptly pay and discharge all such liabilities and obligations when due; provided that, with respect to accrued expenses and accounts payable of the Seller that relate to the Acquired Assets (it being understood that all such accrued expenses and accounts payable are included within the definition of Excluded Liabilities and are therefore the obligation of Seller) Purchaser shall have the right, but not the obligation, to pay any such accrued expenses or accounts payable and to receive immediate reimbursement for such payment from Seller or Bronken.

  (e) Purchase Price for Acquired Assets. The purchase price for the Acquired Assets (the "Purchase Price") will consist of the assumption by Purchaser of the Assumed Liabilities and the payment of an aggregate of $15,939,000 which is to be paid as follows: (i) the Purchaser shall deliver $15,439,000 (as adjusted pursuant to Section 2.2 below) in cash to Seller (the "Cash Purchase Price") and
(ii) Purchaser shall maintain $500,000 in a book entry account of Purchaser (the "Holdback"). The Holdback shall be available to satisfy any amounts owing to Purchaser pursuant to Section 2.3 and/or Section 8.2.

  2.2 PURCHASE PRICE ADJUSTMENTS.

  (a) Closing Date Adjustment. At the Closing, the Cash Purchase Price will be adjusted dollar-for-dollar as set forth in this Section 2.2(a).

     (i)  Not more than ten (10) Business Days, but in no event less than five
  (5) Business Days, before the Closing Date, Seller and Purchaser will, in good faith, jointly estimate the book value of the Acquired Assets (calculated in accordance with Schedule 2.2(a)(i) - Accounting Methodology attached hereto) (the "Asset Book Value") as of the close of business on the day before the Closing Date on a reasonable basis using the Companies' then available financial information; provided, however, that if Seller and Purchaser cannot agree on an estimate of the Asset Book Value such estimate will be deemed to be equal to the average of Seller's and Purchaser's good faith determinations thereof. The Asset Book Value as finally estimated pursuant to this Section 2.2(a) is referred to herein as the "Estimated Asset Book Value."

     (ii) At the Closing, if the Estimated Asset Book Value is less than $10,629,988, then the Cash Purchase Price will be decreased by the amount of such deficit (the "Deficit");

  (b) Post-Closing Determination. Within 90 days after the Closing Date, Purchaser and its auditors will conduct a review (the "Closing Review") of the Asset Book Value as of the close of business on the day before the Closing Date and will prepare and deliver to Seller a computation of the amount of the Asset Book Value as of the close of business on the day before the Closing Date (the "Draft Worksheet"). Purchaser and its auditors will give Seller and its auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Worksheet. If Seller disagrees with the computation of the Asset Book Value reflected on the Draft Worksheet, Seller may, within thirty (30) days after receipt of the Draft Worksheet, deliver a notice (an "Objection Notice") to Purchaser setting forth Seller's calculation of the Asset Book Value as of the close of business on the day before the Closing Date. Seller and Purchaser will use reasonable efforts to resolve any disagreements as to the computation of the Asset Book Value, but if they do not obtain a final resolution within thirty (30) days after Purchaser has received the Objection Notice, Seller and Purchaser will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If Seller and Purchaser are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by Purchaser and one firm designated by Seller). Seller and Purchaser will direct the Firm to render a determination within fifteen (15) days of its retention and Purchaser, Seller and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Worksheet set forth in the Objection Notice which Seller and Purchaser are unable to resolve. The Firm's determination will be based on the definition of the Asset Book Value included herein. The determination of the Firm will be conclusive and binding upon Seller and Purchaser. Seller and Purchaser shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The amount of the Asset Book Value, as finally determined pursuant to this Section 2.2(b), is referred to herein as the "Actual Asset Book Value."

  (c)  Post-Closing Adjustment.

     (i) Payment by Seller. If the Actual Asset Book Value is less than the Estimated Asset Book Value, Seller will, within five (5) Business Days after the determination thereof, pay to Purchaser an amount equal to the Estimated Asset Book Value minus the Actual Asset Book Value. Such payment will be made by wire transfer or delivery of other immediately available funds.

     (ii) Payment by Purchaser. If the Actual Asset Book Value is greater than the Estimated Asset Book Value, Purchaser will, within five (5) Business Days after the determination thereof, pay to Seller an amount equal to the Actual Asset Book Value minus the Estimated Asset Book Value; provided that such payment is no greater than the Deficit. Such payment will be made by wire transfer or delivery of other immediately available funds.

     (iii) Dispute. If, pursuant to Section 2.2(b) above, there is a dispute as to the final determination of the Actual Asset Book Value, Seller or Purchaser shall promptly pay to the other, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.2(b).

  2.3 ACCOUNTS RECEIVABLE GUARANTEE. Notwithstanding anything herein to the contrary, the Purchase Price will be reduced dollar-for-dollar by the aggregate amount of the accounts receivable of Seller in existence as of the Closing, all of which accounts receivable are listed on Schedule 2.3 - Accounts Receivable (the "Accounts Receivable"), which are uncollected by Purchaser (the "Uncollected Receivables Amount") as of the 90th day following the Closing Date (the "Receivables Determination Date"). If there is an Uncollected Receivables Amount, Purchaser shall be entitled to receive the Uncollected Receivables Amount from the Holdback within two (2) Business Days after the Receivables Determination Date; provided, however, that if the amount then left in the Holdback is less than the amount of the Uncollected Receivables Amount, Seller shall pay to Purchaser, within two (2) Business Days after the Receivables Determination Date, the amount by which the Holdback is less than Uncollected Receivables Amount by wire transfer or delivery of other immediately available funds. For the purpose of determining amounts collected by Purchaser with respect to the Accounts Receivable, (i) in the absence of a bona fide dispute between an account debtor and Purchaser regarding receivables of such account debtor accrued prior to the Closing Date, all payments by an account debtor shall first be applied to the oldest outstanding invoice due from that account debtor, and (ii) in the case of a dispute between Purchaser and an account debtor with respect to a particular invoice, all payments shall be first applied to the next oldest invoice due from that account debtor. Purchaser shall make every reasonable effort to collect the Accounts Receivable after the Closing Date; provided that Purchaser shall not be required to retain a collection agency, bring any suit, or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. To the extent that Purchaser has not collected the full amount of the Accounts Receivable and Purchaser has been compensated therefor in accordance with this Section, Purchaser shall assign any such uncollected Accounts Receivable to Seller by the fifth day following the Receivables Determination Date, and Purchaser shall also deliver to Seller the records of all such uncollected Accounts Receivable assigned.

  2.4 THE CLOSING. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, and the transactions relating thereto (the "Closing") will take place at the offices of Clark, Greene & Associates, Ltd., 3770 Howard Hughes Parkway, Las Vegas, Nevada, or at such other place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time on such day as Purchaser may specify on three days prior written notice to Seller or such other date as the Parties may mutually determine; provided that such date shall not be later than 60 days from the date hereof, except upon the written agreement of the Parties. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections
9.1 and 9.2 below:

  (a) Seller will convey to Purchaser good title to all of the Acquired Assets, free and clear of all Liens, and deliver to Purchaser warranty deeds, bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Acquired Assets, including the Bill of Sale, Assignment and Assumption Agreement ("Bill of Sale") substantially in the form attached hereto as Exhibit A (the "Sale");

  (b) Purchaser will deliver to Seller such instruments of assumption as are required in order for Purchaser to assume the Assumed Liabilities, including the Bill of Sale (the "Assumption");

  (c) Purchaser will deliver to Seller (or, at Seller's direction, to lenders or other third parties) the Cash Purchase Price by wire transfer of immediately available funds; and

  (d) there shall be delivered to Purchaser and Seller the opinions, certificates and other documents and instruments provided to be delivered under
Article 9 hereof.

  2.5 DISTRIBUTION OF HOLDBACK. On the 90th day after the Closing Date, Purchaser shall pay to Seller an amount equal to the amount of the Holdback (together with all accrued but undistributed interest thereon paid at an annual interest rate of 8.5%), if any, remaining after (i) all amounts owing to Purchaser pursuant to Section 2.3 have been satisfied and (ii) all claims of Purchaser under Section 8.2 which have theretofore been finally resolved have been satisfied (the "Remaining Holdback") less any amount for which Purchaser claims, prior to such 90th day, that it is entitled to receive indemnification pursuant to Section 8.2 (each, a Pending Claim"); provided that Purchaser shall not be obligated to make such payment to Seller until Seller has provided to Purchaser evidence that all of the Lien Releases (as defined in Section 10.7) have been obtained. As soon as practicable following final resolution of all Pending Claims, Purchaser shall pay to Seller an aggregate amount equal to the portion, if any, of the Holdback (together with all accrued but undistributed interest thereon) which remains after payment of the Remaining Holdback and final resolution of all Pending Claims.

                                   ARTICLE 3

                           TRANSITIONAL ARRANGEMENTS

  3.1 SELLER'S NAME CHANGE. Within five days after the Closing, Seller will change its corporate name to a name which is not (and which is not confusingly similar to) "BAT Rentals, Inc.," it being the intent of the Parties that from and after the Closing Purchaser will have the sole right as against Seller and all other Persons to conduct business under such name and that Purchaser will commence doing so at the time of the Closing.

                                   ARTICLE 4

                                CONFIDENTIALITY

4.1 CONFIDENTIALITY OBLIGATIONS OF SELLER.

  (a) Confidential Treatment. Seller and the Bronken will (and will cause each of their Affiliates to) treat and hold as confidential all information concerning the conduct or affairs of the Business (the "Confidential Information"), refrain from using any Confidential Information, and, at Purchaser's request, deliver to Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information which are in Seller's, Bronken's or any such Affiliate's possession. This Section 4.1(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by Seller, Bronken or any Affiliate thereof which constitutes or is the result of breach of this Section 4.1(a) or any disclosure by any such Affiliate which would constitute a breach of this
Section 4.1(a) if such Affiliate were Seller) immediately prior to the time of disclosure.

  (b) Forced Disclosure. If Seller, Bronken or any Affiliate thereof is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will notify Purchaser promptly of such request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of such a protective order or waiver, such Seller, Bronken or Affiliate thereof, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, such Person will use his or its best efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

4.2 CONFIDENTIALITY OBLIGATIONS OF THE PURCHASER.

  (a) Confidential Treatment. From the date of this Agreement until the Closing, Purchaser will (and will cause each of its Affiliates to) treat and hold as confidential all Confidential Information, refrain from using any Confidential Information (other than in preparation for the transactions contemplated by this Agreement), and, at Seller's request after termination of this Agreement, deliver to Seller or destroy all tangible embodiments (and all copies) of any Confidential Information which are in Purchaser's or any such Affiliate's possession. This Section 4.2(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by Purchaser or any Affiliate of Purchaser which constitutes or is the result of breach of this Section 4.2(a) or any disclosure by such an Affiliate which would constitute a breach of this Section 4.2(a) if such Affiliate were Purchaser) immediately prior to the time of disclosure.

  (b) Forced Disclosure. If Purchaser or any Affiliate of Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information prior to the Closing, Purchaser will notify Seller promptly of such request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 4.2. If, in the absence of such a protective order or waiver, Purchaser or any Affiliate of Purchaser, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, Purchaser will use its best efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NES

  As a material inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants that:

  5.1 ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

  5.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. Purchaser's execution, delivery and performance of each Transaction Document to which Purchaser is a party has been duly authorized by Purchaser. Each Transaction Document to which Purchaser is a party constitutes a valid and binding obligation of Purchaser which is enforceable in accordance with its terms. The execution, delivery and performance by Purchaser of the Transaction Documents to which Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which Purchaser or any of its assets is subject.

  5.3 BROKERAGE. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon Purchaser.

  5.4 INVESTMENT IN NES. The stockholders of NES will have invested at least $5,000,000 in the equity of NES at or prior to the Closing.

  5.5 INVESTMENT IN PURCHASER. NES will have invested at least $5,000,000 in the equity of Purchaser at or prior to the Closing.

  5.6 DISCLOSURE. Neither this Article 5 nor any certificate or other item delivered to Seller by or on behalf of Purchaser with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact which is necessary to make any statement contained herein or therein not misleading.

  5.7 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 5 and all information contained in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement will be true and correct as of the time of the Closing as though then made, except to the extent that Purchaser has advised Seller otherwise in writing prior to the Closing.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF SELLER

  As a material inducement to Purchaser to enter into this Agreement, purchase the Acquired Assets and assume the Assumed Liabilities, Seller hereby represents and warrants that:

  6.1 ORGANIZATION AND CORPORATE POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify.
Schedule 6.1 - Organization attached hereto lists every jurisdiction where Seller is duly qualified to do business and its jurisdiction of incorporation. Seller has the requisite corporate power necessary to own and operate its properties, carry on the Business, and enter into, deliver and carry out the transactions contemplated by the Transaction Documents. Bronken has the requisite capacity necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

  6.2 CAPITAL STOCK AND RELATED MATTERS. The authorized capital stock of Seller consists of 1,000 shares of Common Stock, par value $10.00 per share, of which 300 shares are issued and outstanding. All of the issued and outstanding shares of Seller have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the stockholders listed on Schedule 6.2 - Capitalization, free and clear of any Lien, option or other right of any nature. No class of capital stock of Seller is entitled to contractual or other preemptive rights. Schedule 6.2 - Capitalization sets forth the ownership of all of the outstanding shares of Seller's Common Stock. Except as set forth on the attached Schedule 6.2 - Capitalization:

  (a) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock;

  (b) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller; and

  (c) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Seller.

  To the extent any of the rights described in clauses (a) and (b) above are in existence, Schedule 6.2 - Capitalization sets forth a description of the nature of such rights and the names of the Persons holding such rights and the amounts thereof.

  6.3 AUTHORIZATION; BINDING EFFECT; NO BREACH. Seller's execution, delivery and performance of each Transaction Document to which Seller is a party have been duly authorized by Seller. Each Transaction Document to which Seller or Bronken is a party constitutes a valid and binding obligation of such Person which is enforceable in accordance with its terms. The execution, delivery and performance of the Transaction Documents to which Seller or Bronken is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Acquired Assets under, (iv) give any third party the right to modify, terminate or accelerate any Assumed Liability or other liability or obligation of Seller or Bronken under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Seller or any agreement, instrument or other document, or any Legal Requirement, to which Seller, Bronken or any of Seller's assets is subject. Without limiting the generality of the foregoing neither Seller, Bronken nor any Affiliate of either of them has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Acquired Assets (or any substantial portion thereof) to any Person other than Purchaser, and neither Seller nor Bronken has entered into any agreement, nor is it bound by any obligation of any kind whatsoever, to issue any capital stock of Seller to any Person.

  6.4 SUBSIDIARIES; INVESTMENTS. Seller does not own or hold any rights to acquire any capital stock or any other security, interest or Investment in any other Person other than investments which constitute Cash. Seller does not have, and has never had, a Subsidiary.

  6.5 FINANCIAL STATEMENTS AND RELATED MATTERS.

  (a) Financial Statements. Each of (i) the reviewed balance sheets of Seller as of December 31, 1996, December 31, 1995 and December 31, 1994 and the reviewed related statements of income and cash flows for the respective 12-month periods then ended, and (ii) the unaudited balance sheet of Seller as of March 31, 1997 (the "Latest Balance Sheet") and the related unaudited statements of income and cash flows for the 3-month period then ended (collectively, the "Financial Statements") (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP.

  (b) Receivables. The notes and accounts receivable which are part of the Acquired Assets are valid receivables, current, and are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on the Seller's books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

  (c) Inventory. The inventory which is part of the Acquired Assets, net of the reserves applicable to such inventory, consists of a quantity and quality which, except as reflected in such reserve, is usable and saleable in the ordinary course of the Business and the items of such inventory are not defective, slow-moving, obsolete or damaged and are merchantable and fit for their particular use.

  6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except for Excluded Liabilities, Seller does not have any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller or Bronken, whether due or to become due, and regardless of when asserted) other than: (a) the liabilities set forth on the face of the Latest Balance Sheet, (b) current liabilities which have arisen after the date of the Latest Balance Sheet, in the ordinary course of the Business and consistent with Seller's past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (c) other liabilities and obligations expressly disclosed and quantified in the other Schedules to this Agreement.

  6.7 ACQUIRED ASSETS.

  (a) The Acquired Assets constitute all of the assets and rights (other than the Excluded Assets) which are necessary for the conduct of the Business as currently conducted and presently proposed to be conducted;

  (b) Seller has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired by it since the date of the Latest Balance Sheet in each case free and clear of all Liens, other than (i) properties and assets disposed of in the ordinary course of business and consistent with its past practice since the date of the Latest Balance Sheet and (ii) Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

  (c) Seller's equipment and other tangible assets are in good operating condition and fit for use in the ordinary course of business and consistent with its past practice.

  6.8 ABSENCE OF CERTAIN DEVELOPMENTS. Since January 24, 1997, there has been no adverse change in the Acquired Assets, the Assumed Liabilities, or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement, since January 24, 1997, Seller has not:

  (a) engaged in any activity which has resulted in the acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment in its accounts payable, in each case as compared with its custom and practice in the conduct of the Business immediately prior to January 24, 1997;

  (b) discharged or satisfied any Lien or paid any obligation or liability which would not constitute an Assumed Liability, if it were unpaid on the Closing Date, other than current liabilities paid in the ordinary course of the Business and consistent with Seller's past practice;

  (c) except with respect to purchase money security interests arising in connection with equipment acquired by the Seller in the ordinary course of business, mortgaged or pledged any Acquired Asset or subjected any Acquired Asset to any Lien;

  (d) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right of Seller or other intangible asset or right which, if it were held by Seller on the Closing Date, would constitute an Acquired Asset other than in the ordinary course of the Business and consistent with Seller's past practice;

  (e) disclosed any Confidential Information to any Person other than Purchaser and Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources;

  (f) waived any right other than in the ordinary course of the Business or consistent with Seller's past practice;

  (g) made commitments for capital expenditures which, in the aggregate, would exceed $500,000;

  (h) made any loan or advance to, or guarantee for the benefit of, or any Investment (other than Investments which constitute Excluded Assets) in, any other Person;

  (i) granted any bonus or any increase in wages, salary or other compensation to any employee (other than any increase in wages or salaries granted in the ordinary course of the Business and consistent with Seller's past practice granted to any employee who is not affiliated with Seller other than by reason of such Person's employment by Seller);

  (j) suffered damages, destruction or casualty losses which, in the aggregate, exceed $10,000 (whether or not covered by insurance) to any Acquired Asset, or any other property or asset which, if it existed and was held by Seller on the Closing Date, would constitute an Acquired Asset;

  (k) entered into any transaction other than in the ordinary course of the Business, and consistent with Seller's past practice, or entered into any other material transaction, whether or not in the ordinary course of the Business which may adversely affect the Business, the Acquired Assets, or the Assumed Liabilities; or

  (l) agreed to do any act described in any of clauses 6.8(a) through (k) above.

  6.9 TAX MATTERS.

  (a) Seller has filed all Tax returns and other reports which it was required to file and each such return or other report was correct and complete in all respects, and Seller has paid all Taxes due and owing by it (whether or not shown on any Tax return or other report) and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party;

  (b)  no Tax audits are pending or being conducted with respect to Seller;

  (c) there are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax;

  (d) no information related to Tax matters has been requested by any Taxing authority and Seller has not received notice indicating an intent to open an audit or other review from any Taxing authority;

  (e) there are no unresolved disputes or claims concerning Seller's Tax liability;

  (f) no claim has ever been made by any jurisdiction in which Seller does not file Tax returns to the effect that Seller is or may be subject to any Tax imposed by that jurisdiction;

  (g) a valid election to be an S Corporation (as defined in Section 1361(d) of the Code and any corresponding provision of state, local or foreign law) has been in effect with respect to Seller at all times since May 1, 1987;

  (h) Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency; and

  (i) Seller is not a party to any Tax sharing or allocation agreement, and Seller does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

  6.10 CONTRACTS AND COMMITMENTS.

  (a) Contracts Schedule. Other than this Agreement or as described on the attached Schedule 6.10 - Contracts, Seller is not a party to any written or oral:

     (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not described on the attached Schedule 6.15 - Employee Benefits, or any contract with any labor union, or any severance agreement;

    (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis;

    (iii) contract pursuant to which Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person;

    (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets, other than with respect to Liens arising out of Indebtedness of less than $25,000;

    (v) contract pursuant to which Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

    (vi) contract pursuant to which Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by Seller or of which Seller is a lessee (provided that this subsection (vi) shall not apply to contracts pursuant to which Seller leases personal property to its customers);

    (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right of Seller);

    (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with Seller's past practice which both (1) does not require delivery after the date which is six months after to Closing Date and (2) does not involve a sale price by more than $25,000;

    (ix) contract prohibiting it from freely engaging in any business anywhere in the world; or

    (x) any other contract which is material to the Business or involves a consideration in excess of $25,000.

  (b) Enforceability. Each item described on the attached Schedule 6.10 - Contracts (the "Contracts") is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

  (c) Compliance. Seller has performed all obligations required to be performed by it under each Contract to which it is a party, and, to the best of Seller's Knowledge, Seller is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. No event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of Seller pursuant to any Contract to which it is a party. Seller has no present expectation or intention of not fully performing any obligation of Seller pursuant to any Contract to which it is a party, and Seller has no Knowledge of any breach or anticipated breach by any other party to any Contract.

  (d) Leases. With respect to each Contract which is a lease of personal property, Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on the attached Schedule 6.10
- Contracts.

  (e) Affiliated Transactions. Except for indebtedness owing to Bronken and to Larry Butler, all of which is to be paid off by the Seller as of the Closing, no officer, director, stockholder or Affiliate of Seller (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any agreement, contract, commitment or transaction with Seller (other than this Agreement) or has any material interest in any material property used by Seller.

  (f) Copies. A true and correct copy of each written Contract, each as currently in effect, has been made available to Purchaser and are currently located on Seller's premises.

  6.11 CERTAIN LITIGATION. There is no action, suit, proceeding, order, investigation or claim pending (or, to the best of Seller's Knowledge, threatened) against or affecting Seller, the Business (or to the best of Seller's Knowledge, pending or threatened against or affecting any officer, director or employee of Seller with respect to the Business, at law or in equity, or before or by any Government Entity (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by Seller of product or service in the course of the Business or otherwise concerning the conduct of the Business, and, to the best of Seller's Knowledge, there is no basis for any of the foregoing.

  6.12 BROKERAGE. Except for James Briscoe, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon Seller or to which Seller or any of the Acquired Assets may be subject. The agreement with James Briscoe is identified on Schedule 6.10 - Contracts.

  6.13 INSURANCE. The attached Schedule 6.13 - Insurance contains a description of each insurance policy maintained by Seller with respect to its properties, assets or business, and each such policy is in full force and effect. Seller is not in default on any obligation pursuant to any insurance policy maintained by it.

  6.14 EMPLOYEES.

  (a) Continued Employment. To the best of Seller's Knowledge, no executive or key employee of Seller or any group of employees of Seller has any plans to terminate employment with Seller.

  (b) Compliance and Restrictions. Seller has complied with all laws relating to the employment of labor in connection with the Business, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and Seller has no material labor relations problem (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither Seller nor any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with, the Business activities.

  6.15 ERISA.  Except as set forth on the attached Schedule 6.15 - Employee
Benefits:

  (a) with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of Seller (the "Seller Employees"), Seller does not maintain or contribute to any
(a) employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"), or (b) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or "change of control" (as set forth in Code Section 280G) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits ("Other Plans");

  (b) Seller does not, and has not during the past six (6) years, maintained, contributed to, or participated in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) ("Employee Pension Plans");

  (c) Seller does not, and never has, contributed to or participated in any multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan");

  (d) Seller does not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Seller Employee, other than limited medical benefits required to be provided under Code Section 4980B;

  (e) all Plans (and all related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code;

  (f) all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate government agency or distributed to participants, and Seller has complied with the requirements of Code Section 4980B;

  (g) with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan; and

  (h) Seller has not incurred, and has no reason to believe that it will incur, any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on Purchaser or any of the Acquired Assets after the Closing.

  The "Plans" means all Employee Pension Plans, Employee Welfare Plans, Other Plans and Multiemployer Plans to which Seller contributes or is a party.

  6.16 REAL ESTATE.

  (a) Owned Properties. The attached Schedule 6.16 - Real Estate lists and describes briefly all real property that Seller owns (the "Owned Real Property"). Except as otherwise described on Schedule 6.16 - Real Estate, with respect to each such parcel of Owned Real Property:

      (i) Seller has good and marketable fee simple title to each such parcel free and clear of any Lien, except for (1) statutory liens for current taxes or other governmental charges with respect to the Owned Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller, and with respect to which all reserves required by GAAP have been established; (2) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (3) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property which are not violated by the current use and operation of the Owned Real Property; and (d) covenants, conditions, restrictions, easements and other matters of record affecting title to the Owned Real Property which do not materially impair the use or value of the Owned Real Property for the purposes for which it is used in connection with the Business (collectively, the "Permitted Liens");

      (ii) there are no pending (or, to the best of the Seller's Knowledge, threatened) condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or other matters affecting adversely the current use, occupancy, or value of the Owned Real Property;

      (iii) the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Owned Real Property, and the Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

      (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property;

      (v) there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein;

      (vi) no Person (other than Seller which owns such parcel) is in possession of any of the Owned Real Property;

      (vii) the current use of the Owned Real Property and the operation of the Business does not violate any instrument of record or agreement affecting the Owned Real Property or any applicable Legal Requirements except for such violations which, individually and in the aggregate, could not reasonably be foreseen to have a material adverse affect on the Business;

      (viii) to Seller's knowledge, all buildings, structures and other improvements located on the Owned Real Property, including all material components thereof, are in good operating condition and repair, subject only to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Owned Real Property are sufficient to enable the continued operation of the Owned Real Property as it is now operated in connection with the conduct of the Business; and

      (ix) all certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the Business on the Owned Real Property required to have been issued to enable the Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the Business, have been lawfully issued and are, as of the date, hereof, in full force and effect.

  (b) Leased Property. The Owned Real Property includes all of the real property used by Seller in the operation of the Business, and Seller does not use or occupy any real property pursuant to any lease, sublease, license, concession, or other agreement (written or oral).

  6.17 COMPLIANCE WITH LAWS.

  (a) Generally. Seller has not violated any Legal Requirement the violation of which could have an adverse effect on the Acquired Assets, the Assumed Liabilities, or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business, and Seller has not received notice alleging any such violation.

  (b) Required Permits. Seller has complied with (and is in compliance with) all permits, licenses and other authorizations required for the occupation of Seller's facilities and the operation of the Business. The items described on the attached Schedule 6.17(b) - Permits constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Acquired Assets or Purchaser's conduct of the Business (as such is presently conducted by Seller) thereafter.

  (c) Environmental and Safety Matters.  Without limiting the generality of
Section 6.17(a) and (b) above, except as set forth on the attached Schedule 6.17(c) - Environmental Matters, Seller and all of Seller's Environmental Affiliates have complied (and are in compliance, in all respects) with all applicable Environmental and Safety Requirements, and neither Seller nor any of Seller's Environmental Affiliates has received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any Environmental and Safety Requirement. Without limiting the generality of the preceding sentence, except as set forth on the attached Schedule 6.17(c)
- Environmental Matters:

      (i) no underground storage tank, asbestos-containing material in any form or condition, or PCB-containing materials or equipment, exists at any property owned or occupied by Seller or any of its Environmental Affiliates;

      (ii) the transactions contemplated to be consummated pursuant to the Transaction Documents will not result in the imposition of any obligations under Environmental and Safety Requirements for site investigation, cleanup or notification to or consent of any government agency or third party;

      (iii) no equipment, facts, events, conditions, conduct or methods relating to the past or present facilities, properties or operations of Seller or any of its Environmental Affiliates will prevent, hinder or limit continued compliance with any Environmental and Safety Requirement, give rise to or result in any corrective, investigatory or remedial obligation pursuant to Environmental and Safety Requirements, or give rise to or result in any other liability (including any liability relating to onsite or offsite hazardous or non-hazardous substance releases, personal injury, cleanup, remediation, property damage or natural resources damage) pursuant to any Environmental and Safety Requirement; and

  (iv) no Environmental Lien has attached to any property of Seller or any of its Environmental Affiliates.

  6.18 PRODUCT WARRANTY. All products leased, serviced, distributed, sold or delivered by Seller in connection with the Business have been serviced, distributed, sold and/or delivered in conformity with all applicable contractual commitments and all express and implied warranties. No material liability of Seller exists for replacement or other damages in connection with any such product.

  6.19 DISCLOSURE. Neither this Article 6 nor any schedule, attachment, written statement, document, certificate or other item supplied to Purchaser by or on behalf of Seller with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which Seller has not disclosed to Purchaser in writing and of which any officer, director or executive employee of Seller is aware (other than matters of a general economic nature) and which has had or could reasonably be expected to have a material adverse effect upon the Acquired Assets, the Assumed Liabilities, or the financial condition, operating results, assets, employee relations or business prospects of the Business.

  6.20 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 6 and all information contained in any exhibit, schedule or attachment to this Agreement or in any certificate or other writing delivered by, or on behalf of, Seller to Purchaser will be true and correct as of the time of the Closing as though then made, except (i) as affected by the transactions expressly contemplated by the Transaction Documents, (ii) to the extent that such representation or warranty relates solely to an earlier date and (iii) to the extent that Seller has advised Purchaser otherwise in writing prior to the Closing.

                                   ARTICLE 7

                               ACCESS TO RECORDS

  7.1 ACCESS TO RECORDS. To the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its best efforts to cause its Affiliates to allow, the other Parties (and the other Parties' agents, representatives and Affiliates) access to all business records and files concerning the Business, the Acquired Assets, or the Assumed Liabilities which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if any Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the Business, then the other Parties will cooperate, and use their best efforts to cause their Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, make available such other Parties' and their Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending Person's expense (unless the contesting or defending Person is entitled to indemnification therefor pursuant to Section 8.2 or 8.3). No provision of this
Article 7 will be construed so as to limit Seller's obligation to transfer to Purchaser all Books and Records which are part of the Acquired Assets.

                                   ARTICLE 8

                         SURVIVAL AND INDEMNIFICATION

  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Party or on its behalf; provided that Seller's and Bronken's obligation to indemnify Purchaser in respect of breaches thereof shall be subject to the limitations set forth in Section 8.2 below; and provided further that Purchaser's obligation to indemnify Seller in respect of breaches thereof shall be subject to the limitation set forth in Section 8.3 below. Neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty.

  8.2 INDEMNIFICATION OBLIGATIONS OF SELLER AND BRONKEN.

  (a) In addition to any other right or remedy available to Purchaser at law or in equity, Seller and Bronken will jointly and severally indemnify Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Purchaser Indemnitees") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating or incidental to or by virtue of, without duplication:

      (i) any misrepresentation or breach of any representation or warranty by Seller set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document furnished to Purchaser by Seller or Bronken pursuant to any Transaction Document;

      (ii) any nonfulfillment or breach of any covenant or agreement of Seller or Bronken set forth in any Transaction Document;

      (iii) any facts, events, circumstances or conditions existing or occurring at or prior to the Closing, including, without limitation, the Excluded Liabilities, but excluding the Assumed Liabilities; or

      (iv)   any Excluded Asset.

  The Purchaser Indemnitees may proceed against Seller and/or Bronken, at the Purchaser Indemnitees' option.

  (b) The Indemnification provided for in this Section 8.2 is subject to the following limitations:

      (i) Seller and Bronken will be liable to Purchaser Indemnitees with respect to claims referred to in Section 8.2(a)(i) above only if such Purchaser Indemnitee gives written notice to Bronken and the Seller:

             (A) within three years after the Closing Date for claims arising from breaches of the representations and warranties set forth in Sections 6 (except Sections 6.1, 6.2, 6.3, 6.4 6.7, 6.9, 6.15 and 6.17(c));

             (B) prior to 60 days following the expiration of the applicable statute of limitations for claims by governmental authorities or third parties against the Seller which relate to breaches of the representations and warranties set forth in Sections 6.9, 6.15 and 6.17(c); and

             (C) at any time after the Closing Date for claims arising from breaches of the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.4, and 6.7.

      (ii) No amount of indemnity shall be payable to a Purchaser Indemnitee pursuant to Section 8.2(a)(i) unless, until and only to the extent that all Purchaser Indemnitees have collectively suffered or incurred Losses aggregating in excess of $50,000 as a result of or arising out of the matters described in Section 8.2.

  8.3 INDEMNIFICATION OBLIGATIONS OF PURCHASER.

  (a) Purchaser will indemnify Bronken, Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnitees") and hold each of them harmless against any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

      (i) any misrepresentation or breach of any representation or warranty by Purchaser set forth in this Agreement or any certificate delivered by Purchaser to Seller pursuant to any Transaction Document;

      (ii) any nonfulfillment or breach of any covenant or agreement of Purchaser set forth in any Transaction Document;

      (iii)  any Assumed Liability; or

      (iv) any liability or obligation of the Purchaser arising out of the operation of the Acquired Assets after the Closing (provided that this clause
  (d) shall not include any Excluded Liabilities);

  (b) The Indemnification provided for in this Section 8.3 is subject to the limitation that Purchaser will be liable to Seller Indemnitees with respect to claims referred to in Section 8.3(a) above only if such Seller Indemnitee gives written notice to Purchaser:

      (i) within three years after the Closing Date for claims arising from breaches of the representations and warranties set forth in Sections 5.3, 5.4,
  5.5 and 5.6; and

      (ii) at any time after the Closing Date for claims arising from breaches of the representations and warranties set forth in Sections 5.1 and 5.2.

  8.4 INDEMNIFICATION PROCEDURES.

  (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 8.2 or 8.3 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 8.2 or 8.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

  (b) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 8.2 or 8.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided that before the Indemnifying Party assumes control of such defense it must first

      (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such

  Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

      (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

  (c) Control of Defense: Exceptions, etc. Notwithstanding Section 8.4(b), the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

      (i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

      (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

      (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

  The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

  8.5 TREATMENT OF INDEMNIFICATION PAYMENTS. Amounts paid to or on behalf of Purchaser or Seller as indemnification hereunder shall be treated as adjustments to the Purchase Price. If any Tax authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnifying Party will indemnify the Indemnified Party against any Tax imposed on the receipt of such indemnification payment pursuant to Section 8.2 or 8.3, including any Tax imposed on any payment pursuant to this Section 8.6.

  8.6 PAYMENT. Subject to Section 2.5, the Indemnifying Party shall pay the Indemnified Party to the extent the Indemnified Party is entitled to payment hereunder in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim, or a final result, determination, finding, judgment and/or award is made with respect to such claim by any court of competent jurisdiction.

                                   ARTICLE 9

                           CONDITIONS TO THE CLOSING

  9.1 CONDITIONS OF PURCHASER'S OBLIGATION. Purchaser's obligation to effect the Sale and the Assumption at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

  (a) Representations and Warranties. Each representation and warranty set forth in Article 6 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by Seller pursuant to Section 6.20 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

  (b) Covenants. Seller and Bronken will have performed and observed each covenant or other obligation required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

  (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject Purchaser, the Business or the Acquired Assets to any penalty, liability or other onerous condition arising under any applicable Legal Requirement or imposed by any Government Entity.

  (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or adversely affect Purchaser's right to acquire or hold the Acquired Assets or conduct the Business or Seller's performance or its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

  (e) Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person that are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Acquired Assets or the conduct of the Business by Purchaser thereafter (the "Consents") will have been duly made or obtained.

  (f) Opinion of Counsel. Purchaser will have received from Clark, Greene & Associates, legal counsel for Seller, an opinion with respect to the matters set forth in Exhibit B attached hereto addressed to Purchaser. Such opinion will be dated the Closing Date and will be in form satisfactory to Purchaser's special legal counsel.

  (g) Lease. Seller shall have executed and delivered a Lease Agreement with Purchaser for the real properties owned by Seller at 2735 South Industrial Road, Las Vegas, Nevada 89109-1199 and 2771 South Industrial Road, Las Vegas, Nevada 89109-1199 in substantially the form of Exhibit C attached hereto.

  (h) Title Insurance. Purchaser shall have obtained, at Purchaser's sole cost and expense: with respect to each parcel of Leased Real Property reasonably requested by Purchaser or require by any lender to Purchaser in connection with the sale, an ALTA leasehold policy of title insurance Form B-1990 with deletion or creditor's rights exception issued by a title insurer (the "Title Company") in such amount as Purchaser reasonably determine insuring title to the Leasehold estate in such Parcel of Leased Real Property in Purchaser subject only to Permitted Liens ("Title Policies"). The Title Policies shall contain: (i) an "Extended Coverage Endorsement" insuring over the general exceptions contained in such policies; (ii) an ALTA Zoning Endorsement 3.1 (or equivalent); (iii) an endorsement insuring that the Leased Real Property, as the case may be, described in such Title Policy is the parcel shown on the survey received pursuant to Section 9.1(j) below with respect to such Leased Real Property; (iv) an endorsement insuring that each street adjacent to such Leased Real Property is a public street and that there is direct and unencumbered access, ingress and egress to such street from such Leased Real Property; (v) an Owner's Comprehensive Endorsement; (vii) a tax parcel endorsement and such other endorsements as shall be reasonably requested by Purchaser or required by any Lender to Purchaser in connection with the sale.

  (i) Surveys. Purchaser shall have received, at Purchaser's sole cost and expense, a current ALTA/ACSM survey of each parcel of Leased Real Property with respect to which a Title Policy is required made in accordance with the 1992 ALTA/ACSM standards including items 1 through 13 of Table A thereof made by a surveyor licensed in the jurisdiction in which such parcel of Leased Real Property is located and certified to Purchaser, Purchaser's lender and the Title Company as having been so made, disclosing the location of all improvements, easements, party-walls, sidewalks, roadways, utility lines and other matters required to be shown on the surveys and showing each such parcel of Leased Real Property to be free from encroachments of improvements located thereon onto adjacent property and to be free from encroachments of improvements located on property adjacent onto such parcel of Leased Real Property.

  (j) Sellers' Closing Documents. Seller will have delivered to Purchaser the following documents:

      (i) an Officer's Certificate of Seller, dated the Closing Date, stating that the conditions specified in Sections 9.1(a) through (g), inclusive, have been fully satisfied;

      (ii) a copy of the resolutions duly adopted by Seller's board of directors and stockholders authorizing Seller's execution, delivery and performance of the Transaction Documents to which Seller is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of Seller;

      (iii) a certificate (dated not earlier than five business days prior to the Closing) of the Secretary of State of the state of incorporation of Seller as to the good standing of Seller in such state;

      (iv) a certificate (dated not earlier than five business days prior to the Closing) of the Secretary of State of each state wherein Seller has qualified to do business as a foreign corporation as to the good standing of Seller in such state ;

      (v)    the Books and Records;

      (vi) such a bill of sale, warranty deeds, warranty assignments of leases and all other instruments of conveyance which are necessary or desirable to effect the Sale, including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar Government Entity;

      (vii)  copies of the Consents; and

      (viii) such other documents relating to the transactions contemplated by the Transaction Documents as Purchaser reasonably requests.

  (k) Allocation of Purchase Price. Purchaser and Seller reasonably and in good faith will have allocated the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder; provided that in any event $3,000,000 shall be allocated to goodwill.

  All corporate and other proceedings or actions taken or required to be taken by Seller or the stockholders of Seller in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to Purchaser and its special legal counsel. Any condition set forth in this Section 9.1 may be waived only in a writing executed by Purchaser.

  9.2 CONDITIONS OF SELLER'S OBLIGATION. Seller's obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

  (a) Representations and Warranties. Each representation and warranty set forth in Article 5 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by Purchaser pursuant to Section 5.5 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

  (b) Covenants. Purchaser will have performed each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

  (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject Seller to any penalty or liability arising under any Legal Requirement or imposed by any Government Entity.

  (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation or adversely affect Purchaser's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

  (e) Opinion of Counsel. Seller will have received from Kirkland & Ellis, legal counsel for Purchaser, an opinion addressed to Seller in a form satisfactory to Seller's legal counsel.

  (f) Purchaser Closing Documents. Purchaser will have delivered to Seller the following documents:

      (i) an Officer's Certificate of Purchaser, dated the Closing Date, stating that the conditions specified in Sections 9.2(a) through (e), inclusive, have been fully satisfied;

      (ii) all instruments which are necessary or desirable to effect the Assumption; and

      (iii) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as Seller reasonably requests.

  (g) Allocation of Purchase Price. Purchaser and Seller reasonably and in good faith will have allocated the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder; provided that in any event $3,000,000 shall be allocated to goodwill.

  (h) Financial Information. Purchaser will have delivered to Seller such financial information of Purchaser and NES as Seller has reasonably requested.

  All corporate and other proceedings or actions taken or required to be taken by Purchaser in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to Seller and its legal counsel. Any condition set forth in this Section 9.2 may be waived only in a writing executed by Seller.

                                  ARTICLE 10

                                OTHER COVENANTS

  10.1 INTERIM AGREEMENTS OF SELLER AND BRONKEN. Seller and Bronken each covenants and agrees that prior to the Closing, unless Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by the Transaction Documents, Seller will conduct the Business in, and Seller will not take any action with respect to the Business, other than in, the ordinary course, on an arm's-length basis and in accordance in all material respects with all Legal Requirements and Seller's past custom and practice. Without limiting the generality of the preceding sentence, Seller and Bronken each covenant that:

  (a) Seller will not, directly or indirectly

      (i) sell, pledge, dispose of or encumber any Acquired Asset or, other than sales of inventory in the ordinary course of the Business,

      (ii) engage in any activity which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, or reduce or otherwise restrict the amount of inventory (including raw material, packaging, work-in-process, or finished goods) on hand, in each case, other than in the ordinary course of the conduct of the Business,

      (iii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof,

      (iv) incur any Indebtedness or issue any debt securities which (if such Indebtedness existed, or such debt securities were outstanding, on the Closing
  Date) would constitute Assumed Liabilities,

      (v) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay (except for in the ordinary course of business and after notification of Purchaser in writing),

      (vi) not take any action which would render, or which could reasonably be expected to render, any representation or warranty made by Seller in this Agreement untrue at (or at any time prior to) the Closing;

      (vii)  adopt or amend any employee benefit or welfare plan, or

      (viii) enter into or modify, or propose to enter into or modify, any agreement, arrangement or understanding with respect to any of the matters referred to in clauses (i) through (vii) above;

  (b) Seller will use its best efforts to cause its current insurance policies not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

  (c) Seller will

      (i) insofar as such matters relate to the Acquired Assets, the Assumed Liabilities, or the Business, use its best efforts to (1) preserve intact the organization and goodwill of the Business, (2) keep available the services of its officers and employees as a group, and (3) maintain satisfactory relationships with its material financing sources, suppliers and customers and other Persons having business relationships with it,

      (ii) upon reasonable request, confer with representatives of Purchaser and Purchaser's present and proposed financing sources regarding the Acquired Assets, the Assumed Liabilities, and the Business,

      (iii) upon reasonable request, arrange meetings with such customers of, and suppliers to, Seller as Purchaser shall reasonably designate in order that Seller and Purchaser may confer with such customers and suppliers regarding the Business, and the nature of the transactions contemplated by this Agreement,

      (iv)   maintain its facilities and assets in good condition, and

      (v) notify Purchaser of any emergency or other change in the normal course of the Business, or in the condition of the Acquired Assets, or the operation of the Business, and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such emergency, change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the Acquired Assets, the Assumed Liabilities, or the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business;

  (d) Seller promptly will notify Purchaser if it discovers that any representation or warranty by Seller set forth in this Agreement was untrue when made or subsequently has become untrue; and

  (e) Seller will permit representatives of Purchaser and Purchaser's present and proposed financing sources to have full access (at reasonable times and in a manner so as not to unreasonably interfere with Seller's normal business operations) to all Seller's personnel and all premises, properties, books, records, contracts, Tax records and other documents of Seller pertaining to the Business and will allow such Persons to make and retain copies of such documents.

  10.2 EXCLUSIVITY. During the period from the date hereof through and including the Closing Date, neither Seller nor Bronken will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Bronken will not vote any shares of Seller in favor of any such acquisition structured as a merger, consolidation, or share exchange. Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

  10.3 NOTICE BY PURCHASER. From the date of this Agreement until the Closing, Purchaser promptly will notify Seller if any representation or warranty of Purchaser set forth in this Agreement was untrue when made or subsequently has become untrue.

  10.4 ADDITIONAL INTERIM AGREEMENTS. Each Party will use reasonable efforts to:

  (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 9.1 and 9.2 to be fully satisfied, and

  (b) consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including using reasonable efforts to obtain the Consents.

  10.5 TRANSACTION EXPENSES. Purchaser will be responsible for all costs and expenses incurred by Purchaser in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents; provided that if Seller or Bronken terminates this Agreement or fails to proceed toward the Closing in good faith, Seller will reimburse Purchaser for all such costs and expenses. In addition, Purchaser will pay all transfer, sales and use Taxes imposed by reason of the transactions contemplated by this Agreement. Seller will pay all other costs and expenses incurred by Seller in connection with the negotiation, preparation and entry into the Transaction Documents, the audit of the Sellers' financial statements for periods ending on or prior to the Closing, and the consummation of the transactions to be consummated pursuant to the Transaction Documents.

  10.6 SPECIAL LEASING ARRANGEMENT. At the Closing, Seller and Purchaser shall enter into a real estate lease substantially in the form of Exhibit C attached hereto.

  10.7 PREPAYMENT OF CERTAIN OBLIGATIONS. Within 30 days after the Closing Date, Seller or Bronken shall prepay all other third party Indebtedness for borrowed money secured by any of the Acquired Assets and all accounts payable relating to the Acquired Assets. Within 90 days after the Closing Date, Bronken or Seller shall have secured complete releases of all security interests third parties may have in any of the Acquired Assets (the "Lien Releases") and provided to Purchaser, at Seller's or Bronken's sole cost and expense, evidence satisfactory to Purchaser of the Lien Releases.

  10.8 NONSOLICITATION.

  (a) Nonsolicitation. For the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, Bronken shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Seller or any of its Affiliates to leave the employ of Seller or such Affiliate, or in any way interfere with the relationship between Seller or any such Affiliate and any employee thereof, (ii) hire any person who was an employee of Seller or any of its Affiliates at any time after the date which is one year prior to the Closing Date, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Seller or any of its Affiliates to cease doing business with Seller or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Seller or any of its Affiliates.

  (b) Enforcement. If, at the time of enforcement of Section 10.8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Bronken has had access to Confidential Information, the Parties agree that money damages would be an inadequate remedy for any breach of this Section 10.8. Therefore, in the event of a breach or threatened breach of this Section 10.8, Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 10.8 (without posting a bond or other security).

  10.9 FURTHER ASSURANCES. From and after the Closing, Seller will execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

  10.10 ANNOUNCEMENTS. Prior to the Closing, Purchaser will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of Seller as to the timing and content of such announcement (which approval Seller may not unreasonably withhold or delay). Neither Seller nor Bronken will make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of Purchaser as to the timing and content of such announcement (which approval Purchaser may not unreasonably withhold or delay).

  10.11 EMPLOYEES.

  (a) Seller has provided Purchaser with a true, correct and complete list of all of Seller's employees indicating the rate of pay of each such employee during the twelve months preceding the date hereof and the location of such employee. Seller shall pay all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such employees with respect to the period ending on the day prior to the Closing Date, together with any worker's compensation claims or amounts payable on an ongoing basis to such employees in connection with events occurring prior to the Closing Date.

  (b) Purchaser will offer employment to all Persons employed as of the Closing Date (the "Continuing Employees") on terms and conditions which are in the aggregate substantially equivalent to those applicable to such Persons' employment with Seller as of the Closing Date. Nothing in this Section 10.11 shall obligate Purchaser to continue to employ any Continuing Employee for any period of time.

  (c) Seller will be responsible for and shall pay to the Continuing Employees within 30 days following the Closing Date all vacation pay, sick leave pay and floating holiday pay earned or accrued by the Continuing Employees as of the close of business on the Closing Date, including any related payroll burden (FICA and other employment taxes) with respect thereto, whether or not such pay is vested or has been accrued on the books of Seller at such close of business, based upon the remuneration of such Continuing Employees, normally used in computing such vacation pay, sick leave pay and floating holiday pay and (ii) to the appropriate Continuing Employee, all severance payments (if any) due to Continuing Employees as a result of the termination of their employment with Seller.

  (d) Seller has provided Purchaser with a true, correct and complete list of all Continuing Employees employed by Seller indicating the amount of each such Continuing Employee's severance payments (if any) and earned or accrued vacation pay, sick leave pay and floating holiday pay.

  10.12 EMPLOYEE BENEFIT PLANS. Seller shall be responsible for and shall pay, all obligations to employees as they come due under any and all Plans or any fringe benefit arrangements at any time maintained by Seller.

  10.13 NECESSARY THIRD PARTY CONSENTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign any right, title or interest in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement, nor any claim or right or any benefit arising thereunder or resulting therefrom, if
(i) an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller or any of their respective Affiliates thereunder and (ii) such consent is not obtained (the "Unassignable Contracts"). Seller shall use all reasonable efforts to obtain the consent of all necessary third parties to the transfer or assignment to Purchaser pursuant to this Agreement of all Unassignable Contracts. With respect to each Unassignable Contract, until consent to assign such contract is obtained, or in the event such consent is never obtained, Seller and Purchaser shall cooperate in any reasonable arrangements designed to provide for Purchaser, to the maximum extent possible, the benefits thereunder, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against such third party arising out of cancellation by such third party or otherwise.

                                  ARTICLE 11

                               OTHER AGREEMENTS

  11.1 TERMINATION.  This Agreement may be terminated:

  (a) at any time prior to the Closing by mutual agreement of Purchaser and Seller,

  (b) by Purchaser, at any time when any Party other than Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of any Party other than Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of Purchaser set forth in any Transaction Document),

  (c) by Seller, at any time when Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of a Party other than Purchaser set forth in any Transaction Document), or

  (d) by Purchaser or Seller, at any time after 60 days from the date hereof, if the Closing has not then occurred.

  Any termination of this Agreement pursuant to any of clauses 11.1(b) through
(d) will be effected by written notice from the terminating Party to Purchaser (if Seller is the terminating Party) or Seller (if Purchaser is the terminating Party). Any termination of this Agreement pursuant to clause 11.1(b) or (c) will not terminate the liability of any Party for any breach or default of any representation, warranty, covenant or other agreement set forth in any Transaction Document which exists at the time of such termination.

  11.2 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

  11.3 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

  11.4 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without Purchaser's prior written consent. Purchaser may (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights and delegate its obligations pursuant to this Agreement, including the right to purchase the Acquired Assets and the obligation to assume the Assumed Liabilities to one or more of its Affiliates, and Purchaser may, at its sole discretion, direct Seller to convey the Acquired Assets, in whole or in part, to one or more of Purchaser's Affiliates. Furthermore, Purchaser may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Purchaser or any of its Affiliates.

  11.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Nevada to be applied. In furtherance of the foregoing, the internal law of the State of Nevada will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

  11.6 NOTICES. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 11.6.

  If to Seller or Bronken:

              Before the Closing:
              BAT Rentals, Inc.
              2771 South Industrial Road
              Las Vegas, Nevada  89109
              Attn:   Paul Bronken

              After the Closing:
              c/o     Paul Bronken
              1066 Vegas Valley Drive
              Las Vegas, Nevada  89109

              with a copy, which will not constitute
              notice to Seller or Bronken, to:

              Clark, Greene & Associates, Ltd.
              3770 Howard Hughes Parkway, Suite #195
              Las Vegas, Nevada  89109
              Attn:   Thomas L. Roberts

  If to Purchaser:

              BAT Acquisition Corp.
              c/o National Equipment Services, Inc.
              6100 Sears Tower
              Chicago, Illinois  60606
              Attn:    Kevin P. Rodgers
  with a copy, which will not constitute notice to Purchaser, to:

              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois  60601
              Attn:    Sanford E. Perl

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the third business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

  11.7 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

  11.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

  11.9 COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

  11.10 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

  11.11 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

  11.12 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

  11.13 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price among the Acquired Assets, as mutually agreed to by Seller and Purchaser pursuant to Section 9.1(m) and Section 9.2(f), shall be made in accordance with
Section 1060 of the Code and applicable Treasury Regulations thereunder. The fair market value of the Acquired Assets shall be determined jointly by Purchaser and Seller reasonably and in good faith, and such determination shall be used by the parties in allocating the Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of Purchaser and Seller, and
(b) all Tax Returns. Each of Purchaser and Seller shall file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period including the Closing Date.

  11.14 CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement and in all Exhibits and other documents related hereto shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

  IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.


                                        PURCHASER:

                                        BAT  ACQUISITION CORP.

                                        By: /s/ Kevin Rodgers
                                            -----------------------------------
                                        Its:  CEO

                                        SELLER:

                                        BAT RENTALS, INC.

                                        By: /s/ Paul B. Bronken
                                            -----------------------------------
                                        Its:  President


                                        /s/ Paul B. Bronken
                                        ---------------------------------------
                                        Paul B. Bronken

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